Exhibit 99.1

cSPACEHAB, Inc

12130 Highway 3, Bldg. 1
Webster, Texas 77598-1504
.713.558.5000
fax: 1.713.558.5960

www.spacehab.om

FOR IMMEDIATE RELEASE - DRAFT

SPACEHAB ANNOUNCES RECEIPT OF NASDAQ STAFF DETERMINATION LETTER

Houston, Texas, October 5, 2007      SPACEHAB, Incorporated (NASDAQ: SPAB), a leading provider of commercial space services, today announced its receipt of a NASDAQ Staff Determination letter on October 2, 2007 indicating that the Company fails to comply with NASDAQ Marketplace Rules 4310(c)(4) and 4310(c)(3), and that its securities are, therefore, subject to delisting from The NASDAQ Capital Market.

Marketplace Rule 4310(c)(4) requires that the Company maintain a $1.00 bid price. Following earlier notices of non-compliance with the requirement, the Company was granted a grace period, which expired on October 1, 2007. As previously announced on September 28, 2007, the Company is also not in compliance with Marketplace Rule 4310(c)(3) which requires the Company to have $500,000 of net income from continuing operations for the most recently completed fiscal year or two of the three most recently completed fiscal years; or $35,000,000 market value of listed securities; or $2,500,000 in stockholders’ equity.

The Company plans to request a hearing before a NASDAQ Listing Qualifications Panel to present its plan of compliance and request continued listing pending the completion of the plan. However, there can be no assurance the Panel will grant the Company’s request for continued listing.

About SPACEHAB, Incorporated

Incorporated in 1984, SPACEHAB (www.spacehab.com) is a leading provider of commercial space products and services to NASA, international space agencies and universities, Department of Defense, and private customers worldwide. The Company offers end-to-end space access solutions, space systems development, mission integration and pre-launch processing facilities and services, and large-scale government program support services.

The statements in this document may contain forward-looking statements that are made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks, trends, and uncertainties that could cause actual results to be materially different from the forward-looking statement. These factors include, but are not limited to, continued government support and funding for key space programs, product performance and market acceptance of products and services, as well as other risk factors and business considerations described in the company’s Securities & Exchange Commission filings including the annual report on Form 10-K. Any forward-looking statements in this document should be evaluated in light of these important risk factors. The Company assumes no obligation to update these forward-looking statements.

FOR MORE INFORMATION:

Eva-Marie deCardenas, Corporate Marketing and Communications

SPACEHAB, Inc.

713.558.5071

edecardenas@spacehab.com